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Exhibit 10.24

FOURTH AMENDMENT

        This fourth amendment (this "Amendment") is entered into as of March 27, 2008 by and between GENERAL ELECTRIC COMPANY, a New York corporation with a principal place of business at 3135 Easton Turnpike, Fairfield, Connecticut 06431 ("GE"), and GENPACT INTERNATIONAL, a Delaware company, acting through its Hungarian Branch having a principal place of business at Duna Plaza Offices, 4th Floor, Budapest Vaci Ut 178 1138, Hungary ("Company") (GE and Company being collectively referred to herein as the "Parties").

W I T N E S S E T H:

        WHEREAS, GE and its Affiliates entered into a Master Services Agreement with the Company dated as of December 30, 2004 (as amended as of January 1, 2005, December 16, 2005 and September 7, 2006, the "MSA");

        WHEREAS, GE and the Company desire to enter into an amendment to that certain Amended and Restated Shareholders Agreement, dated as of August 7, 2007 (as amended from time to time), pursuant to which (i) certain consent rights of Genpact Investment Co (Lux) Sicar S.A.R.L. in respect of any transfer by GE of its common shares of the Company would be terminated on and as of the one year anniversary of the date hereof, and (ii) GE's right to appoint directors of the Company, and to designate an observer to the board of director of the Company (including the right to receive materials provided to the board of directors of the Company) would be terminated on and as of the date hereof; and

        WHEREAS, in connection therewith, GE and Company wish to further amend the MSA to extend its term by one additional year.

        NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

        1.1    Defined Terms.    Capitalized terms not otherwise defined in this Amendment shall have the meaning specified in the MSA.

ARTICLE II
AMENDMENT TO TERMS

        2.1    Extension of MVC.    Section 6.1 of the MSA is hereby amended to replace "six (6)-calendar year period" with "seven (7)-calendar year period." In Section 6.2 of the MSA, references to the "seventh," "eighth" and "ninth" years of the Term are hereby adjusted to refer to the "eighth," "ninth" and "tenth" years, respectively.

        2.2    Extension of Initial Term.    Section 11.1(a) of the MSA is hereby amended so that the Initial Term shall expire on December 31, 2014 instead of December 31, 2013.

        2.3    Option to Extend Customer SOWs.    Section 11.2 of the MSA is hereby amended to replace "December 31, 2010" with "December 31, 2011."

ARTICLE III
GENERAL

        3.1    Governing Law.    This Amendment will be governed by and construed and enforced in accordance with, the Laws of the State of New York, without regard to conflict of laws principles thereof.

        3.2    General Provisions.    The provisions of Sections 22.5, 22.6, 22.7, 22.8, 22.12, 22.13, 22.14, 22.15, 22.16 and 22.18 of the MSA shall apply to this Amendment and all references to the MSA in such sections shall be read as applying to the agreement as amended by this Amendment.

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        IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective duly authorized representatives as of the day and year first above written.

GENPACT INTERNATIONAL
By:	/s/ VICTOR GUAGLIANONE Name: Victor Guaglianone Title: SVP & General Counsel
GENERAL ELECTRIC COMPANY
By:	/s/ DOUGLAS SEYMOUR Name: Douglas Seymour Title: GM—Global Business Services

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  Exhibit 10.24